                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-49160

                 Prospectus Supplement Dated February 18, 2004
                                       to
                        Prospectus Dated January 5, 2001

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         This prospectus supplement relates to the resale of an aggregate of 5,943,248 shares of our common stock, held by or issuable to the Selling Security Holders upon exercise or conversion of common stock purchase warrants and Series B Preferred Stock. You should read this prospectus supplement in conjunction with the prospectus dated January 5, 2001, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The information in the following table is presented as of February 18, 2004 and supplements the information in the table appearing under the heading "Selling Security Holders" beginning on page 14 of the prospectus dated January 5, 2001, including any amendments or supplements thereto, and was provided by or on behalf of the Selling Security Holder. The following table sets forth as to the Selling Security Holder listed below:

o the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

o the number of shares of our common stock that may be offered for resale for the Selling Security Holder's accounts under this prospectus; and

o the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

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                                                                                                 Percentage of
                                             Shares                               Shares             Shares
                Name of                Beneficially Owned          Shares       Owned After       Owned After
        Selling Security Holder        Prior to Offering          Offered        Offering         Offering (1)
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
MGM Trust (2)                                6,000               6,000(2)            0                 0
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
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(1)      Percentage based on 32,340,288 shares outstanding as of February 9,
         2004.
(2) Listed shares offered pursuant to this prospectus are issuable upon exercise of warrants. Ms. Maureen Boyle McCauley and Mr. Gregory M. McCauley are trustees and possess investment control over the listed shares.

          The date of this prospectus supplement is February 18, 2004